EXHIBIT 99.1

CapitalSource Reports First Quarter 2013 Results

  First Quarter Net Income of $29 Million or $0.14 Per Share
  Loan Growth of $139 million (2.4%) at CapitalSource Bank, Excluding $67 Million of Loans Purchased from the Parent Company
  Net Interest Margin at CapitalSource Bank of 5.08%
  15 Million Shares Repurchased - Outstanding Shares Reduced by 42% Since December 2010

LOS ANGELES, April 29, 2013 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced financial results for the first quarter of 2013. The Company reported net income for the quarter of $29 million or $0.14 per diluted share compared to net income of $47 million or $0.22 per diluted share in the prior quarter, which included $12 million or $0.06 per diluted share of non-recurring tax benefits, and net income of $25 million or $0.10 per diluted share in the first quarter of 2012.

"Overall, our first quarter financial performance represented a strong start to 2013 despite the very competitive lending environment," said James J. Pieczynski, CapitalSource CEO. "We continued to return excess Parent Company capital to shareholders in the first quarter - utilizing $140 million to repurchase 15 million shares and pay our usual quarterly dividend. That pushed total capital returned to shareholders since December of 2010 to well over $1 billion and over the last ten quarters we have reduced the outstanding share count by 42%."

"Interest income, net interest margin, total loans and leases and net income at CapitalSource Bank all increased in the first quarter from the prior quarter levels. As anticipated, all credit metrics remained within acceptable parameters and our cost of funds was down marginally as well. By any measure, it was another strong quarter of growth and profitability in a challenging environment," said Tad Lowrey, CapitalSource Bank Chairman and CEO. "The first quarter is typically seasonally weak and we have seen ongoing pricing pressure, but we were pleased with the level of loan growth which is consistent with our expectation for double-digit growth during 2013. We are maintaining underwriting discipline while continuing to benefit from the breadth of our national loan generation franchise, so remain confident we will reach our full year growth target," added Lowrey.

"A number of items contributed to a 24 basis point increase in the net interest margin at CapitalSource Bank in the first quarter, including the full quarter benefit of fourth quarter 2012 loan growth which occurred principally near quarter end and yield adjustments related to the investment portfolio. Due to ongoing pressure on loan yields and the one-time nature of certain components of NIM this quarter, however, we expect the first quarter level of 5.08% at the Bank to be a high water mark for 2013," said John Bogler, Chief Financial Officer. "Expense management continues to be a focus and we expect to hold total operating expenses (which exclude leased equipment depreciation, the expense of real estate owned and other foreclosed assets, and provision for unfunded commitments) flat with the 2012 level in the range of $180-190 million - despite our expected balance sheet growth."

CAPITALSOURCE BANK SEGMENT

This segment includes our commercial lending and banking business activities in CapitalSource Bank.

First Quarter 2013 Highlights

  Net Income was $35 million, an increase of $1 million from the prior quarter.

  Loans and Leases increased $206 million or 3.6%, including $67 million of loans purchased from the Parent Company. New funded loan and lease production was $575 million, excluding the $67 million loan purchase, compared to $843 million in the prior quarter which was significantly boosted by year-end transactions. Total loans and leases were $6.0 billion at quarter end, an increase of 18% from a year ago.

  Net Interest Margin was 5.08%, an increase of 24 basis points from the prior quarter, primarily due to the full quarter benefit of 4Q'12 loan growth which largely occurred late in the prior quarter and certain non-recurring items. Loan yield declined 12 bps in the quarter to 6.68%, primarily due to repayments and re-pricing of existing loans and lower yields on new loans as pricing pressure continued.

  Capital - The Tier 1 leverage ratio increased 32 basis points to 13.38%, while the total risk-based capital ratio increased 18 basis points to 16.68%.

  Credit Quality - All credit quality metrics were within acceptable parameters. Loan loss provision was $3.2 million, compared to $1.4 million in the prior quarter. Non-performing assets declined to $36 million or 0.48% of total assets compared to 0.65% at the end of the prior quarter. Net charge-offs were $2.2 million in the quarter, compared to $1.0 million in the prior quarter, and were 0.27% as a percentage of average loans for the twelve month period ended March 31, 2013, compared to 0.23% for the twelve month period ended December 31, 2012.
First Quarter Details

	Quarter Ended
				3/31/13 vs 12/31/12		3/31/13 vs 3/31/12
	3/31/2013	12/31/2012	3/31/2012	$	%	$	%
($ in thousands)
Interest income	$102,356	$98,544	$98,620	$3,812	4%	$3,736	4%
Interest expense	14,791	15,122	16,059	331	2	1,268	8
Provision for loan losses	3,152	1,447	1,903	(1,705)	(118)	(1,249)	(66)
Non-interest income	13,533	18,243	15,469	(4,710)	(26)	(1,936)	(13)
Non-interest expense	38,906	44,262	41,164	5,356	12	2,258	5
Income tax expense	24,397	22,008	23,159	(2,389)	(11)	(1,238)	(5)
Net income	34,643	33,948	31,804	695	2	2,839	9

Net Interest Margin was 5.08%, an increase of 24 basis points from the prior quarter due primarily to an increase in interest income reflecting the full quarter benefit of 4Q'12 loan growth, which largely occurred late in the quarter, and certain non-recurring items detailed below.

	Quarter Ended
	3/31/2013			12/31/2012
Net Interest Margin	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
($ in thousands)
Loans	$5,659,939	$93,295	6.68% (1)	$5,342,683	$91,328	6.80%
Investment securities	1,116,772	8,772	3.19	1,191,851	6,770	2.26
Cash and other interest-earning assets	214,485	289	0.55	324,703	446	0.55
Total interest-earning assets	6,991,196	102,356	5.94	6,859,237	98,544	5.72
Deposits	5,638,528	12,106	0.87	5,557,241	12,366	0.89
Borrowings	599,278	2,685	1.82	597,772	2,756	1.83
Total interest-bearing liabilities	6,237,806	14,791	0.96	6,155,013	15,122	0.98
Net interest income / spread		$87,565	4.98%		$83,422	4.74%
Net interest margin			5.08%			4.84%

(1) Loan yield for the quarter included 55 basis points of fee and discount accretion, compared to 51 basis points in the prior quarter
	Quarter Ended
	3/31/2013	12/31/2012
Non-Recurring Items Impacting NIM	Increase in NIM

MBS prepayment speed adjustment	0.09%	—%
CMBS prepayment	0.05	—
Collection of non-accrual interest	0.01	0.03
Total	0.15%	0.03%
Net interest margin	5.08%	4.84%

Non-interest Expense was $39 million, a decrease of $5 million from the prior quarter. Incentive compensation related expenses declined by $3.7 million reflecting a higher accrual rate in the prior quarter on strong performance and a true up of 2012 incentive accruals. Third party expenses and loan servicing expense also declined in the quarter, but these expenses are expected to fluctuate from period to period.

Income Tax Expense was $24 million for the quarter, compared to $22 million in the prior quarter. The effective tax rate for the quarter was 41%, compared to 39% in the prior quarter, and included a $0.6 million tax true-up adjustment.

Cash and Investments decreased by $31 million to $1.4 billion. The decrease in the portfolio yield was primarily due to the payoff of higher yielding CMBS and a higher balance of cash and cash equivalents and restricted cash.

Cash and Investments	3/31/2013			12/31/2012
($ in thousands)	Balance	Yield	Duration (Years)	Balance	Yield	Duration (Years)
Cash and cash equivalents and restricted cash	$309,943	0.23%	0.0	$230,305	0.17%	0.0
Agency callable notes	—	—%	0.0	5,008	2.48%	2.8
Agency MBS	887,593	2.33%	2.9	978,513	2.32%	2.7
Non-agency MBS	37,285	4.20%	2.1	41,347	4.21%	2.1
CMBS	80,815	2.55%	1.9	108,233	4.00%	1.9
CLO	22,868	3.18%	7.7	—	—%	0.0
Asset-backed securities	4,597	11.65%	1.0	9,592	11.19%	0.8
U.S. Treasury and agency securities	17,431	2.19%	5.9	18,315	2.38%	6.0
	$1,360,532	1.95%	2.3	$1,391,313	2.21%	2.2

Loans and Leases increased $206 million (3.6%) from the prior quarter, including $67 million of loans purchased from the Parent Company. Excluding the loan purchase, loans and leases increased by $139 million (2.4%).

	Quarter Ended
Loan and Lease Roll Forward (1)	3/31/2013	12/31/2012	3/31/2012
($ in thousands)
Beginning balance	$5,803,690	$5,362,665	$4,894,292
New loans or commitment increases funded	574,616	843,208	521,476
Existing loans and leases
Principal repayments, net (2)	(402,306)	(381,240)	(320,550)
Leased equipment depreciation	(3,400)	(3,036)	(2,288)
Transfers to held for sale, net	(19,676)	—	5,000
Loan sales (3)	(10,253)	(15,810)	—
Transfers to foreclosed assets	(728)	(1,120)	(9,567)
Net charge-offs	(2,218)	(977)	63
Loans purchased from the Parent	67,092	—	—
Ending balance - Net principal	$6,006,817	$5,803,690	$5,088,426
Deferred fees and discounts	(45,117)	(47,729)	(53,828)
Ending balance - Net book	$5,961,700	$5,755,961	$5,034,598

(1) Includes operating leases and equity investments related to operating leases which are included in other assets and other investments, respectively, on our balance sheet
(2) Includes principal repayments on existing loans, changes in revolving lines of credit (repayments and draws), increases in existing term loans and other organic changes within the loan portfolio
(3) Loans that were transferred to HFS and sold within the period reported

	Quarter Ended
Loan and Lease Portfolio Detail	3/31/2013	12/31/2012	3/31/2012
($ in thousands)
Healthcare Asset Based	$143,190	$159,143	$194,608
Equipment Finance(1)	622,158	609,350	417,854
Lender Finance & Timeshare	868,865	844,776	744,065
Insurance Premium Finance	22,075	17,236	—
Other Asset Based	60,153	63,501	49,325
Total Asset Based	1,716,441	1,694,006	1,405,852
General Cash Flow	161,246	187,637	265,931
Technology Cash Flow	619,120	612,892	497,992
Healthcare Cash Flow	422,028	377,694	293,876
Security Cash Flow	336,890	306,134	293,135
Professional Practice	176,806	176,480	128,614
Total Cash Flow	1,716,090	1,660,837	1,479,548
General Commercial Real Estate	727,741	634,561	575,851
Multi Family	913,246	903,048	881,078
Healthcare Real Estate	677,612	671,060	560,053
Small Business	255,687	240,178	186,044
Total Real Estate	2,574,286	2,448,847	2,203,026
Total - Net Principal	6,006,817	5,803,690	5,088,426
Deferred fees and discounts	(45,117)	(47,729)	(53,828)
Total - Net Book	$5,961,700	$5,755,961	$5,034,598

(1) Includes $141 million of operating leases and related equity investments as of March 31, 2013 and $137 million as of December 31, 2012, which are included in Other Assets and Other Investments, respectively.

Deposits were $5.7 billion at quarter end, an increase of $154 million (2.8%) from the prior quarter. The weighted average interest rate on total deposits increased 1 basis point to 0.88% at quarter end. The weighted average rate of new and renewing time deposits in the quarter was 0.87%, compared to 0.84% in the prior quarter.

FHLB Borrowings were $600 million, an increase of $5 million from the prior quarter. The weighted average rate of FHLB borrowings was 1.77% as of March 31, 2013, compared to 1.80% at the end of the prior quarter and the average remaining maturity was 3.1 years, compared to 3.2 years at the end of the prior quarter.

Allowance for Loan and Lease Losses was $100 million or 1.72% of the loan portfolio as detailed below.

	Quarter Ended
Allowance for Loan and Lease Losses	3/31/2013
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$97,073	$1,832	$98,905
Provision	1,439	1,713	3,152
Charge-offs, net	—	(2,218)	(2,218)
Ending balance	$98,512	$1,327	$99,839	1.72%

	Quarter Ended
	12/31/2012
	General	Specific	Total	% Loans
Beginning balance	$90,154	$8,281	$98,435
Provision / (Release)	6,919	(5,472)	1,447
Charge-offs, net	—	(977)	(977)
Ending balance	$97,073	$1,832	$98,905	1.76%

Non-performing Assets declined to $36 million due to a $12 million decline in non-accrual loans.

Non-performing Assets	3/31/2013		12/31/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$24,169	0.32%	$14,841	0.20%
Non-accrual loans - delinquent 30-89 days	2,567	0.03	20,253	0.27
Non-accrual loans - delinquent 90+ days	3,725	0.05	6,907	0.10
Total non-accrual loans	30,461	0.40	42,001	0.57
REO and foreclosed assets	5,545	0.08	6,255	0.08
Total non-performing assets	$36,006	0.48%	$48,256	0.65%

Troubled Debt Restructurings were $22 million, all of which were on non-accrual and $0.1 million of which were delinquent as to payment status. At December 31, 2012 troubled debt restructurings were $45 million, $31 million of which were on non-accrual and $19 million of which were delinquent as to payment status.

OTHER COMMERCIAL FINANCE SEGMENT

This segment includes the CapitalSource Inc. loan portfolio and other business activities at the Parent Company.

First Quarter 2013 Details

Net Loss was $5 million, compared to net income of $14 million in the prior quarter. On a pretax basis, earnings decreased $10 million due to lower interest income on a 35% lower average loan balance compared to the prior quarter, a higher provision for loan losses and lower non-interest income.

	Quarter Ended
				3/31/13 vs. 12/31/12		3/31/13 vs. 3/31/12
	3/31/2013	12/31/2012	3/31/2012	$	%	$	%
($ in thousands)
Interest income	$9,966	$16,050	$22,702	$(6,084)	(38)%	$(12,736)	(56)%
Interest expense	3,372	3,750	4,799	378	10	1,427	30
Provision for loan losses	9,353	7,428	9,169	(1,925)	(26)	(184)	(2)
Non-interest income	5,242	7,998	3,491	(2,756)	(34)	1,751	50
Non-interest expense	10,653	11,118	15,560	465	4	4,907	32
Income tax (benefit) expense	(2,755)	(11,857)	2,550	(9,102)	(77)	5,305	208
Net (loss) income	(5,415)	13,609	(5,885)	(19,024)	140	470	8

Interest Income was $10 million, a decrease of $6 million from the prior quarter due primarily to a lower average loan balance as the Parent Company portfolio continues to liquidate.

Non-interest Income was $5 million compared to $8 million in the prior quarter, due to lower gains on loan sales and lower investment income which will continue to be uneven from quarter to quarter. The equity investments on the Parent Company's balance sheet which produced higher capital gains and dividends in the prior quarter are legacy assets and any future gains or dividends are not predictable.

Non-interest Expense was $11 million, unchanged from the prior quarter. Operating expenses were $11 million, a decrease of $1 million from the prior quarter due primarily to lower professional fees. Non-operating expenses resulted in income of $0.1 million, compared to income of $1 million in the prior quarter.

Unrestricted Cash at quarter end was $71 million, a decrease of $46 million from the prior quarter. The largest sources of cash were tax payments from the Bank to the Parent Company of $23 million, loan sales and principal collections of $79 million from the non-securitized loan portfolio and $68 million from the loan portfolio sale to the Bank. The principal uses of cash in the quarter were share repurchases totaling $138 million and the repayment of $47 million of outstanding debt on the 2007-1 securitization.

Loans decreased by $171 million from the prior quarter as detailed below, including $67 million of loans sold to CapitalSource Bank. The securitized loan balance was $226 million, a decrease of $129 million from the prior quarter, including the repayment of all outstanding debt on the 2007-1 securitization which had an outstanding balance of $47 million at December 31, 2012. The non-securitized loan balance was $123 million, a decrease of $48 million from the prior quarter.

	Quarter Ended
Loan and Lease Roll Forward	3/31/2013	12/31/2012	3/31/2012
($ in thousands)
Beginning balance	$526,319	$687,576	$971,601
Existing loans and leases
Principal repayments, net (1)	(42,389)	(58,285)	(46,634)
Transfers to held for sale, net	(8,299)	(22,698)	(10,557)
Loan sales (2)	(47,875)	(63,019)	—
Transfers to foreclosed assets	—	—	(1,710)
Net charge-offs	(9,267)	(17,255)	(12,864)
Intercompany sales	(67,092)	—	—
Ending balance - Net principal	$351,397	$526,319	$899,836
Deferred fees and discounts	(1,978)	(5,713)	(16,051)
Ending Balance - Net book	$349,419	$520,606	$883,785

(1) Includes principal repayments on existing loans, changes in revolving lines of credit (repayments and draws), increases in existing term loans and other organic changes within the loan portfolio
(2) Loans that were transferred to HFS and sold within the period reported

Allowance for Loan and Lease Losses was $18 million. There were specific reserve increases of $13 million (primarily related to two previously impaired loans where new credit weaknesses were identified), net charge-offs of $9.3 million, and a $3.3 million reduction in general reserve which together resulted in no change in the total allowance from the prior quarter. The allowance for loan and lease losses ratio increased, however, from 3.53% to 5.28% as the Parent loan portfolio declined from $521 million to $349 million.

	Quarter Ended
Allowance for Loan and Lease Losses	3/31/2013
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$13,717	$4,651	$18,368
(Release) / Provision	(3,294)	12,647	9,353
Charge-offs, net	—	(9,267)	(9,267)
Ending balance	$10,423	$8,031	$18,454	5.28%

	Quarter Ended
	12/31/2012
	General	Specific	Total	% Loans
Beginning balance	$16,663	$11,532	$28,195
(Release) / Provision	(2,946)	10,374	7,428
Charge-offs, net	—	(17,255)	(17,255)
Ending balance	$13,717	$4,651	$18,368	3.53%

Non-performing Assets were $134 million, an increase of $39 million from the prior quarter due to a $40 million increase in non-accrual loans. The increase was primarily due to the two Parent Company loans referenced above. All collections on non-accrual loans are applied to the outstanding principal balance.

Non-performing Assets	3/31/2013		12/31/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans current	$40,371	4.26%	$45,464	3.82%
Non-accrual loans - delinquent 30-89 days	38,578	4.07	60	0.01
Non-accrual loans - delinquent 90+ days	39,238	4.15	32,186	2.70
Total non-accrual loans	118,187	12.48	77,710	6.53
Accruing loans - delinquent 90+ days	—	—	—	—
REO and foreclosed assets	15,787	1.67	17,537	1.47
Total non-performing assets	$133,974	14.15%	$95,247	8.00%

Troubled Debt Restructurings were $98 million, $89 million of which were on non-accrual and $53 million of which were delinquent as to payment status. At December 31, 2012 troubled debt restructurings were $100 million, $32 million of which were on non-accrual and $11 million of which were delinquent as to payment status. Non-accrual and delinquent TDRs increased from the prior quarter due to two loans placed on non-accrual status during the quarter that were previously impaired and performing under TDRs, as described in the ALLL section above.

CONSOLIDATED

First Quarter 2013 Details

Net Income was $29 million or $0.14 per diluted share compared to net income of $47 million or $0.22 per diluted share in the prior quarter, which included $12 million or $0.06 per diluted share of non-recurring tax benefits, as detailed below. Pretax income declined to $51 million compared to $58 million in the prior quarter, primarily due to higher provision for loan and lease losses and lower non-interest income partially offset by lower non-interest expense.

	Quarter Ended
				3/31/13 vs. 12/31/12		3/31/13 vs. 3/31/12
	3/31/2013	12/31/2012	3/31/2012	$	%	$	%
($ in thousands)
Interest income	$113,095	$114,921	$120,077	$(1,826)	(2)%	$(6,982)	(6)%
Interest expense	18,163	18,872	20,858	709	4	2,695	13
Provision for loan and lease losses	12,505	8,875	11,072	(3,630)	(41)	(1,433)	(13)
Non-interest income	13,218	20,549	11,550	(7,331)	(36)	1,668	14
Non-interest expense	44,655	49,423	49,050	4,768	10	4,395	9
Income tax expense	21,642	11,224	25,709	(10,418)	(93)	4,067	16
Net income	29,348	47,076	24,938	(17,728)	(38)	4,410	18

Interest Income was $113 million, a decrease of $2 million from the prior quarter.

Net Interest Margin was 5.11%, an increase of 11 basis points from the prior quarter due primarily to certain non-recurring items. Net interest income was $95 million, a decrease of $1 million from the prior quarter.

Non-interest Income was $13 million compared to $21 million in the prior quarter, due to lower gains on loan sales and investments and lower dividends on investments.

Non-Interest Expense was $45 million, a decrease of $5 million from the prior quarter. The decline was largely due to a true up of 2012 incentive accruals and the timing of certain expenses, including professional fees and loan servicing expenses. For the full year, operating expenses are projected to total $180-190 million and non-operating expenses are projected to total approximately $20 million.

	Quarter Ended
Non-Interest Expense	3/31/2013	12/31/2012	% Change
($ in thousands)
Compensation and benefits	$24,982	$28,083	(11)%
Professional fees	1,468	3,656	(60)
Occupancy expenses	4,215	3,438	23
FDIC fees and assessments	1,554	1,538	1
General depreciation and amortization	1,526	1,398	9
Loan servicing expense	1,469	1,782	(18)
Other administrative expenses	6,810	6,826	—
Total operating expenses	42,024	46,721	(10)
Leased equipment depreciation	3,400	3,036	12
Expense of real estate owned and other foreclosed assets, net	(62)	211	(129)
Other non-interest expense, net	(707)	(545)	30
Total non-interest expense	$44,655	$49,423	(10)%

Loans and Leases increased $34 million from the prior quarter as detailed below.

	Quarter Ended
Loan and Lease Roll Forward (1)	3/31/2013	12/31/2012	3/31/2012
($ in thousands)
Beginning balance	$6,330,009	$6,050,241	$5,865,893
New loans or commitment increases funded	574,616	843,208	521,476
Existing loans and leases
Principal repayments, net (2)	(444,695)	(439,525)	(367,184)
Leased equipment depreciation	(3,400)	(3,036)	(2,288)
Transfers to held for sale, net	(27,975)	(22,698)	(5,557)
Loan sales (3)	(58,128)	(78,829)	—
Transfers to foreclosed assets	(728)	(1,120)	(11,277)
Net charge-offs	(11,485)	(18,232)	(12,801)
Ending balance - Net principal	$6,358,214	$6,330,009	$5,988,262
Deferred fees and discounts	(47,426)	(53,628)	(67,809)
Ending balance - Net book	$6,310,788	$6,276,381	$5,920,453

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments
(2) Includes principal repayments on existing loans, changes in revolving lines of credit (repayments and draws), increases in existing term loans and other organic changes within the loan portfolio
(3) Loans that were transferred to HFS and sold within the period reported

Allowance for Loan and Lease Losses was $118 million, or 1.92% of the loan portfolio, compared to $117 million, or 1.91% at the end of the prior quarter. Net charge-offs as a percentage of average loans for the twelve month period ended March 31, 2013 were 1.24%, compared to 1.27% for the twelve month period ended December 31, 2012.

	Quarter Ended
Allowance for Loan and Lease Losses	3/31/2013
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$110,790	$6,483	$117,273
(Release) / Provision	(1,855)	14,360	12,505
Charge-offs, net	—	(11,485)	(11,485)
Ending balance	$108,935	$9,358	$118,293	1.92%

	Quarter Ended
	12/31/2012
	General	Specific	Total	% Loans
Beginning balance	$106,817	$19,813	$126,630
Provision	3,973	4,902	8,875
Charge-offs, net	—	(18,232)	(18,232)
Ending balance	$110,790	$6,483	$117,273	1.91%

Non-performing Assets were $170 million, an increase of $26 million from the prior quarter primarily due to two Parent Company loans totaling $29 million that were previously impaired and performing under troubled debt restructurings, but new credit weaknesses were identified causing those loans to be placed on non-accrual status in the quarter. All collections on non-accrual loans are applied to the outstanding principal balance.

Non-performing Assets	3/31/2013		12/31/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$64,540	0.76%	$60,305	0.71%
Non-accrual loans - delinquent 30-89 days	41,145	0.49	20,313	0.24
Non-accrual loans - delinquent 90+ days	42,963	0.50	39,094	0.45
Total non-accrual loans	148,648	1.75	119,712	1.40
Accruing loans - delinquent 90+ days	—	—	—	—
REO and foreclosed assets	21,332	0.25	23,791	0.28
Total non-performing assets	$169,980	2.00%	$143,503	1.68%

Troubled Debt Restructurings were $120 million, $111 million of which were on non-accrual and $53 million of which were delinquent as to payment status. At December 31, 2012 troubled debt restructurings were $145 million, $62 million of which were on non-accrual and $31 million of which were delinquent as to payment status.

Valuation Allowance related to the Company's deferred tax assets was $128 million, a decrease of $1 million from the end of the prior quarter, primarily due to changes in DTA balances for which we maintain a full valuation allowance. The net deferred tax asset at quarter end after subtracting the valuation allowance was $346 million, a decrease of $16 million from the prior quarter.

Consolidated Tax Expense was $22 million, which equates to an effective tax rate of 42.4%. The increase from a more normalized rate of 40-41% was caused primarily by tax true-up adjustments of approximately $1.5 million.

Book Value Per Share was $7.75 at the end of the quarter, unchanged from the prior quarter.Total shareholders' equity was $1.5 billion at the end of the quarter, a decrease of $107 million from the prior quarter.

Tangible Book Value Per Share was $6.87 at the end of the quarter, a decrease of $0.06 from the end of the prior quarter primarily due to share repurchases.

Average Diluted Shares Outstanding were 206.2 million shares for the quarter, compared to 213.5 million shares for the prior quarter. Total outstanding shares at March 31, 2013 were 195.8 million.

Share Repurchases during the quarter totaled 15 million shares at a total cost of $138 million or $9.18 per diluted share. From December 2010 through March 31, 2013, the Company repurchased 135.9 million shares, or approximately 42% of the December of 2010 starting balance of 323 million shares, at an average purchase price of $6.83 per share. The remaining authority for share repurchases under the Board approved share buyback program as of March 31, 2013 was $88.7 million.

Any share repurchases made pursuant to the Company's stock repurchase program will be made through open market purchases or privately negotiated transactions from time to time until December 2013. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares in the future and the plan may be suspended or discontinued at any time.

Quarterly Cash Dividend of $0.01 per common share was paid on March 28, 2013 to common shareholders of record on March 14, 2013.

Conference Call Details

A conference call to discuss the Company's first quarter 2013 results will be hosted on Monday, April 29, 2013 at 2:30 p.m. PDT / 5:30 p.m. EDT. Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 5:00 p.m. PDT / 8:00 p.m. EDT April 29, 2013 through October 30, 2013.

CapitalSource Bank Call Report

CapitalSource Bank will file its Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041, for the quarter ended March 31, 2013 (the "Call Report") with the Federal Deposit Insurance Corporation ("FDIC") on April 30, 2013. The Call Report will subsequently be posted by the FDIC on its website at http://cdr.ffiec.gov/Public/.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.5 billion and total deposits of $5.7 billion as of March 31, 2013. For more information, visit www.capitalsource.com.

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about our expectations regarding CapitalSource Bank net interest margin, and loan and lease portfolio growth and consolidated operating expenses, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words 'anticipate,' 'assume,' 'intend,' 'believe,' 'expect,' 'estimate,' 'forecast,' 'plan,' 'position,' 'project,' 'will,' 'should,' 'would,' 'seek,' 'continue,' 'outlook,' 'look forward,' and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: change in interest rates and lending spreads; compression of spreads; unfavorable changes in asset mix; continued or worsening credit losses, charge-offs, reserves and delinquencies; changes in economic or market conditions or investment or lending opportunities; competitive and other market pressures on product pricing and services; reduced demand for our services; loan repayments higher than expected; higher than anticipated increases in operating expenses; increased asset workout and loan servicing expenses; higher compensation costs to retain and/or incent employees; CapitalSource Bank's inability to adjust expenses as part of the consolidated effort; and other factors described in CapitalSource's 2011 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource First Quarter 2013 - Financial Supplement

Table of Contents

Consolidated Balance Sheets

Consolidated Statements of Comprehensive Income

Segment Balance Sheets

Segment Statements of Operations

Selected Financial Data

Credit Quality Data

CapitalSource First Quarter 2013 - Financial Supplement

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Cash and cash equivalents	$103,532	$178,880
Interest-bearing deposits in other banks	196,301	110,208
Other short-term investments	35,000	9,998
Restricted cash	104,468	104,044
Investment securities:
Available-for-sale, at fair value	972,420	1,079,025
Held-to-maturity, at amortized cost	103,683	108,233
Total investment securities	1,076,103	1,187,258
Loans held for sale	27,938	22,719
Loans held for investment	6,216,998	6,192,858
Less deferred loan fees and discounts	(47,426)	(53,628)
Total loans held for investment	6,169,572	6,139,230
Less allowance for loan and lease losses	(118,293)	(117,273)
Total loans held for investment, net	6,051,279	6,021,957
Interest receivable	26,887	29,112
Other investments	58,385	60,363
Goodwill	173,135	173,135
Deferred tax asset, net	345,877	362,283
Other assets	283,772	289,048
Total assets	$8,482,677	$8,549,005

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$5,732,950	$5,579,270
Term debt	74,167	177,188
Other borrowings	1,009,774	1,005,738
Other liabilities	147,605	161,637
Total liabilities	6,964,496	6,923,833

Shareholders' equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 195,810,779 and 209,551,674 shares issued and outstanding, respectively)	1,958	2,096
Additional paid-in capital	3,024,947	3,157,533
Accumulated deficit	(1,531,745)	(1,559,107)
Accumulated other comprehensive income, net	23,021	24,650
Total shareholders' equity	1,518,181	1,625,172
Total liabilities and shareholders' equity	$8,482,677	$8,549,005

CapitalSource First Quarter 2013 - Financial Supplement

CapitalSource Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net interest income:
Interest income:
Loans and leases	$102,889	$105,960	$109,070
Investment securities	9,893	8,493	10,717
Other	313	468	290
Total interest income	113,095	114,921	120,077
Interest expense:
Deposits	12,106	12,366	13,291
Borrowings	6,057	6,506	7,567
Total interest expense	18,163	18,872	20,858
Net interest income	94,932	96,049	99,219
Provision for loan and lease losses	12,505	8,875	11,072
Net interest income after provision for loan and lease losses	82,427	87,174	88,147
Non-interest income:
Loan fees	3,112	6,662	4,668
Leased equipment income	4,825	4,298	3,258
Gain (loss) on investments, net	1,878	6,453	(307)
Gain (loss) on derivatives, net	814	(174)	(103)
Other non-interest income, net	2,589	3,310	4,034
Total non-interest income	13,218	20,549	11,550
Non-interest Expense:
Compensation and benefits	24,982	28,083	26,416
Professional fees	1,468	3,656	3,600
Occupancy expenses	4,215	3,438	3,759
FDIC fees and assessments	1,554	1,538	1,449
General depreciation and amortizations	1,526	1,398	1,695
Loan servicing expense	1,469	1,782	3,771
Other administrative expenses	6,810	6,826	5,849
Total operating expenses	42,024	46,721	46,539
Leased equipment depreciation	3,400	3,036	2,288
Expense of real estate owned and other foreclosed assets, net	(62)	211	450
Loss on extinguishment of debt	—	—	83
Other non-interest expense, net	(707)	(545)	(310)
Total non-interest expense	44,655	49,423	49,050
Net income before income taxes	50,990	58,300	50,647
Income tax expense	21,642	11,224	25,709
Net income	29,348	47,076	24,938

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on available-for-sale securities, net of tax	(1,629)	2,793	1,447
Unrealized loss on foreign currency translation, net of tax	—	—	(351)
Other comprehensive (loss) income	(1,629)	2,793	1,096
Comprehensive income	$27,719	$49,869	$26,034

Net income per share:
Basic	$0.15	$0.23	$0.10
Diluted	$0.14	$0.22	$0.10
Average shares outstanding:
Basic	201,408,526	208,438,784	241,078,624
Diluted	206,190,977	213,482,389	247,598,531
Dividends declared per share	$0.01	$0.51	$0.01

CapitalSource Inc.
Segment Balance Sheets
(Unaudited)
($ in thousands)

	March 31, 2013				December 31, 2012
	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$309,943	$129,358	$ —	$439,301	$230,305	$172,825	$ —	$403,130
Investment securities:
Available-for-sale	946,906	25,514	—	972,420	1,052,775	26,250	—	1,079,025
Held-to-maturity	103,683	—	—	103,683	108,233	—	—	108,233
Loans	5,840,160	357,682	(332)	6,197,510	5,618,810	543,325	(186)	6,161,949
Allowance for loan and lease losses	(99,839)	(18,454)	—	(118,293)	(98,905)	(18,368)	—	(117,273)
Loans, net of allowance for loan and lease losses	5,740,321	339,228	(332)	6,079,217	5,519,905	524,957	(186)	6,044,676
Receivables due from affiliates	1,738	11,069	(12,807)	—	1,742	11,347	(13,089)	—
Other assets	453,508	441,975	(7,427)	888,056	458,683	454,665	593	913,941
Total assets	$7,556,099	$947,144	$(20,566)	$8,482,677	$7,371,643	$1,190,044	$(12,682)	$8,549,005

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$5,732,950	$ —	$ —	$5,732,950	$5,579,270	$ —	$ —	$5,579,270
Borrowings	600,000	483,941	—	1,083,941	595,000	587,926	—	1,182,926
Balance due to affiliates	11,069	1,738	(12,807)	—	11,347	1,742	(13,089)	—
Other liabilities	75,834	82,271	(10,500)	147,605	85,179	78,672	(2,214)	161,637
Total liabilities	6,419,853	567,950	(23,307)	6,964,496	6,270,796	668,340	(15,303)	6,923,833

Shareholders' equity:
Common stock	921,000	1,958	(921,000)	1,958	921,000	2,096	(921,000)	2,096
Additional paid-in capital/retained earnings/deficit	202,726	354,215	936,261	1,493,202	165,398	494,958	938,070	1,598,426
Accumulated other comprehensive income, net	12,520	23,021	(12,520)	23,021	14,449	24,650	(14,449)	24,650
Total shareholders' equity	1,136,246	379,194	2,741	1,518,181	1,100,847	521,704	2,621	1,625,172

Total liabilities and shareholders' equity	$7,556,099	$947,144	$(20,566)	$8,482,677	$7,371,643	$1,190,044	$(12,682)	$8,549,005

CapitalSource Inc.
Segment Statements of Operations
(Unaudited)
($ in thousands)

	Three Months Ended March 31, 2013				Three Months Ended December 31, 2012
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	$93,295	$8,821	$773	$102,889	$91,328	$14,305	$327	$105,960
Investment securities	8,772	1,121	—	9,893	6,770	1,723	—	8,493
Other	289	24	—	313	446	22	—	468
Total interest income	102,356	9,966	773	113,095	98,544	16,050	327	114,921
Interest expense:
Deposits	12,106	—	—	12,106	12,366	—	—	12,366
Borrowings	2,685	3,372	—	6,057	2,756	3,750	—	6,506
Total interest expense	14,791	3,372	—	18,163	15,122	3,750	—	18,872
Net interest income	87,565	6,594	773	94,932	83,422	12,300	327	96,049
Provision for loan and lease losses	3,152	9,353	—	12,505	1,447	7,428	—	8,875
Net interest income (loss) after provision for loan and lease losses	84,413	(2,759)	773	82,427	81,975	4,872	327	87,174
Non-interest income:
Loan fees	2,944	168	—	3,112	6,524	138	—	6,662
Leased equipment income	4,825	—	—	4,825	4,298	—	—	4,298
Other non-interest income, net	5,764	5,074	(5,557)	5,281	7,421	7,860	(5,692)	9,589
Total non-interest income, net	13,533	5,242	(5,557)	13,218	18,243	7,998	(5,692)	20,549
Non-interest expense:
Compensation and benefits	24,568	414	—	24,982	27,599	484	—	28,083
Professional fees	1,003	465	—	1,468	1,013	2,643	—	3,656
Leased equipment depreciation	3,400	—	—	3,400	3,036	—	—	3,036
Expense of real estate owned and other foreclosed assets, net	(12)	(50)	—	(62)	835	(624)	—	211
Other non-interest expense, net	9,947	9,824	(4,904)	14,867	11,779	8,615	(5,957)	14,437
Total non-interest expense, net	38,906	10,653	(4,904)	44,655	44,262	11,118	(5,957)	49,423
Net income (loss) before income taxes	59,040	(8,170)	120	50,990	55,956	1,752	592	58,300
Income tax expense (benefit)	24,397	(2,755)	—	21,642	22,008	(11,857)	1,073	11,224
Net income (loss)	$ 34,643	$(5,415)	$120	$29,348	$33,948	$13,609	$(481)	$47,076

	Three Months Ended March 31, 2012
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	$88,858	$21,457	$(1,245)	$109,070
Investment securities	9,474	1,243	—	10,717
Other	288	2	—	290
Total interest income	98,620	22,702	(1,245)	120,077
Interest expense:
Deposits	13,291	—	—	13,291
Borrowings	2,768	4,799	—	7,567
Total interest expense	16,059	4,799	—	20,858
Net interest income	82,561	17,903	(1,245)	99,219
Provision for loan and lease losses	1,903	9,169	—	11,072
Net interest income after provision for loan and lease losses	80,658	8,734	(1,245)	88,147
Non-interest income:
Loan fees	3,337	1,331	—	4,668
Leased equipment income	3,258	—	—	3,258
Other non-interest income, net	8,874	2,160	(7,410)	3,624
Total non-interest income, net	15,469	3,491	(7,410)	11,550
Non-interest expense:
Compensation and benefits	24,583	1,833	—	26,416
Professional fees	1,367	2,233	—	3,600
Leased equipment depreciation	2,288	—	—	2,288
Expense of real estate owned and other foreclosed assets, net	(298)	748	—	450
Loss on extinguishment of debt	—	83	—	83
Other non-interest expense, net	13,224	10,663	(7,674)	16,213
Total non-interest expense, net	41,164	15,560	(7,674)	49,050
Net income (loss) before income taxes	54,963	(3,335)	(981)	50,647
Income tax expense	23,159	2,550	—	25,709
Net income (loss)	$31,804	$(5,885)	$(981)	$24,938

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.89%	1.84%	1.85%
Return on average equity	12.61%	12.53%	12.36%
Return on average tangible equity	14.92%	14.93%	14.84%
Yield on average interest earning assets	5.94%	5.72%	6.12%
Cost of interest bearing liabilities	0.96%	0.98%	1.11%
Deposits	0.87%	0.89%	1.02%
Borrowings	1.82%	1.83%	1.96%
Net interest spread	4.98%	4.74%	5.01%
Net interest margin	5.08%	4.84%	5.12%
Operating expenses as a percentage of average total assets	1.95%	2.22%	2.26%
Efficiency ratio (1)	37.06%	41.32%	40.85%
Loan yield	6.68%	6.80%	7.24%
Capital ratios:
Tier 1 leverage	13.38%	13.06%	12.39%
Total risk-based capital	16.68%	16.50%	16.22%
Tangible common equity to tangible assets	13.05%	12.89%	12.14%
Average balances ($ in thousands):
Average loans	$5,659,939	$5,342,683	$4,934,215
Average assets	7,443,015	7,327,136	6,910,757
Average interest earning assets	6,991,196	6,859,237	6,481,559
Average deposits	5,638,528	5,557,241	5,237,572
Average borrowings	599,278	597,772	567,736
Average equity	1,114,577	1,077,507	1,034,854

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(2.02)%	4.05%	(1.65)%
Return on average equity	(4.58)%	8.65%	(5.05)%
Yield on average interest earning assets	7.49%	8.17%	8.45%
Cost of interest bearing liabilities	2.67%	2.49%	2.57%
Net interest spread	4.82%	5.68%	5.88%
Net interest margin	4.95%	6.26%	6.66%
Operating expenses as a percentage of average total assets	3.95%	3.57%	4.21%
Loan yield	8.17%	8.41%	8.61%
Average balances ($ in thousands):
Average loans	$437,784	$676,349	$1,002,024
Average assets	1,084,606	1,335,561	1,435,297
Average interest earning assets	539,980	781,428	1,080,508
Average borrowings	511,270	600,328	752,330
Average equity	479,661	625,945	468,752

Consolidated CapitalSource Inc.:

Performance ratios:
Return on average assets	1.40%	2.17%	1.20%
Return on average equity	7.45%	10.97%	6.64%
Return on average tangible equity	8.36%	12.22%	7.50%
Yield on average interest earning assets	6.09%	5.98%	6.38%
Cost of interest bearing liabilities	1.09%	1.11%	1.28%
Net interest spread	5.00%	4.87%	5.10%
Net interest margin	5.11%	5.00%	5.27%
Efficiency ratio (1)	40.12%	41.14%	42.90%
Operating expenses as a percentage of average total assets	1.98%	2.16%	2.24%
Leverage ratios:
Equity to total assets (as of period end)	17.90%	19.01%	17.72%
Tangible common equity to tangible assets	16.18%	17.33%	15.97%
Average balances ($ in thousands):
Average loans	$6,097,633	$6,018,343	$5,939,263
Average assets	8,509,511	8,642,344	8,323,937
Average interest earning assets	7,531,086	7,639,977	7,565,090
Average borrowings	1,110,547	1,198,100	1,320,066
Average deposits	5,638,528	5,557,241	5,237,572
Average equity	1,597,024	1,706,761	1,509,560

(1) Efficiency ratio is defined as operating expense (non-interest expense less REO expense, early debt term expense, provision for unfunded commitments and lease depreciation) divided by net interest and non-interest income, less leased equipment depreciation.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.71%	0.40%	0.51%	0.01%	0.31%
Loans 30-89 days contractually delinquent	$43.7	$24.5	$30.3	$0.7	$18.5

Loans 90 or more days contractually delinquent:
As a % of total loans(1)	0.69%	0.63%	0.72%	1.00%	1.19%
Loans 90 or more days contractually delinquent	$43.0	$39.1	$43.2	$60.2	$71.1

Loans on non-accrual:(2)
As a % of total loans(1)	2.40%	1.94%	2.66%	3.26%	3.87%
Loans on non-accrual	$148.6	$119.7	$158.8	$196.0	$230.9

Impaired loans:(3)
As a % of total loans(4)	2.41%	3.29%	4.51%	5.98%	6.61%
Impaired loans	$148.9	$201.7	$266.1	$357.5	$384.3

Allowance for loan and lease losses:
As a % of total loans(4)	1.92%	1.91%	2.15%	2.23%	2.61%
As a % of non-accrual loans	79.58%	97.96%	79.75%	68.02%	65.79%
Allowance for loan and lease losses	$118.3	$117.3	$126.6	$133.4	$151.9

Net charge offs (last twelve months):
As a % of total average loans	1.24%	1.27%	2.09%	2.30%	3.31%
Net charge offs (last twelve months)	$74.4	$75.8	$123.7	$134.0	$190.6

(1) Includes loans held for investment, loans held for sale and deferred loan fees and discounts. Excludes allowance for loan and lease losses.
(2) Includes loans with an aggregate principal balance of $43.0 million, $39.1 million, $43.2 million, $60.2 million, and $71.1 million as of March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $8.3 million and $2.4 million, as of March 31, 2013 and December 31, 2012, respectively. As of September 30, 2012, June 30, 2012 and March 31, 2012 there were no non-performing loans classified as held for sale.
(3) Includes loans with an aggregate principal balance of $43.0 million, $39.1 million, $43.2 million, $60.2 million, and $71.1 million as of March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $148.6 million, $119.7 million, $158.8 million, $196.0 million, and $230.9 million as of March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively, that were also classified as loans on non-accrual status.
(4) Includes loans held for investment and deferred loan fees and discounts. Excludes the allowance for loan and lease losses.
CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com